EXHIBIT 99.1

TPI Composites, Inc. Announces Third Quarter 2016 Earnings Results

SCOTTSDALE, Ariz., Nov. 09, 2016 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq:TPIC), the largest U.S.-based independent manufacturer of composite wind blades, today reported financial results for the quarter ended September 30, 2016.

Highlights

For the quarter ended September 30, 2016:

  Net sales increased 23.1% to $198.9 million
  Total billings increased 28.0% to $196.1 million
  Net income attributable to common shareholders increased to $2.2 million or $0.08 per diluted share and net income on a pro forma basis was $2.8 million or $0.08 per diluted share
  EBITDA increased to $11.3 million from $6.3 million in the comparable period in 2015, with an EBITDA margin of 5.7% in the 2016 period compared to 3.9% in 2015
  Adjusted EBITDA increased to $19.6 million from $7.6 million in the comparable period in 2015, with an adjusted EBITDA margin of 9.9% in the 2016 period compared to 4.7% in 2015

KPIs		Q3'16	Q3'15
	Setsˆ	581	433
	Estimated megawatts²	1,321	987
	Dedicated manufacturing lines³	38	29
	Manufacturing lines installed⁴	32	29
	Manufacturing lines in startup⁵	2	7
	Manufacturing lines in transition⁶	-	10

  Number of wind blade sets (which consist of three wind blades) invoiced worldwide in the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets invoiced in the period.
  Number of manufacturing lines dedicated to our customers under long-term supply agreements.
  Number of manufacturing lines installed and either in operation, startup or transition.
  Number of manufacturing lines in a startup phase during the pre-production and production ramp-up period.
  Number of manufacturing lines that were being transitioned to a new wind blade model during the period.

“Our strong operational and financial performance in the third quarter of 2016 underscores our commitment to grow, expand margins and continue to drive down the levelized cost of energy. Our results were driven by increased production across three of our geographic segments as we reported year-over-year increases in net sales, total billings, EBITDA and adjusted EBITDA,” said Steven Lockard, TPI Composites’ President and Chief Executive Officer. “We delivered margin expansion due to improved efficiency and plant utilization with 30 manufacturing lines operating at or near 100% capacity, no manufacturing lines in transition and two lines entering the startup phase late during the quarter. In October, we extended two supply agreements with General Electric International (“GE”) in Newton, Iowa and Juarez, Mexico through 2020. We also entered into a new long-term agreement with GE for the supply of wind blades for our third manufacturing facility under construction in Juarez, Mexico through 2020, expecting to begin production in the first quarter of 2017. Furthermore, today we announced that we have signed a long-term supply agreement with Nordex SE for two additional molds in our new Turkey facility. With the extensions and new long-term agreements, as of today we now have over $4.2 billion in contract value across 44 molds through 2023, this is up from $3.1 billion across 38 molds through 2021 at the end of the second quarter.  We expect to continue to capitalize on the strong wind industry growth and outsourcing trends from most of the industries OEMs and we will continue to execute on our strategy for global growth, customer diversification, and profitability under new and existing long-term supply agreements with the industry leading OEMs in the wind energy market. Our global pipeline of demand is strong enough to deliver 25% top line annual growth for the next few years.”

Third Quarter 2016 Financial Results

Net sales for the three months ended September 30, 2016 increased by $37.3 million or 23.1% to $198.9 million compared to $161.6 million in the same period in 2015. This was primarily driven by a 30.2% increase in the number of wind blades delivered in the three months ended September 30, 2016 compared to the same period in 2015. These increases were primarily the result of additional wind blade volume in our plants in the U.S., China and Mexico, partially offset by reductions to sales prices as a result of savings in raw material costs, a portion of which we share with our customers and foreign currency fluctuations in Turkey and China of 0.4%. Total billings for the three months ended September 30, 2016 increased by $43.0 million or 28.0% to $196.1 million compared to $153.1 million in the same period in 2015.

Total cost of goods sold for the three months ended September 30, 2016 was $176.7 million and included aggregate costs of $5.1 million related to startup costs in our new plants in Mexico and Turkey. This compares to total cost of goods sold for the three months ended September 30, 2015 of $153.7 million, including aggregate costs of $3.0 million related to the transition of wind blades in our U.S., Mexico and Taicang, China plants and startup costs in Dafeng, China. Cost of goods sold as a percentage of net sales of wind blades decreased by 11% in the three months ended September 30, 2016 as compared to the same period in 2015, driven by improved operating efficiencies globally, the impact of savings in raw material costs and the favorable impact of fluctuations of the U.S. dollar relative to the Chinese Renminbi, Turkish Lira, Mexican Peso and Euro of 1.9%. This was somewhat offset by share-based compensation of approximately $1.2 million recorded in the 2016 period.

General and administrative expenses for the three months ended September 30, 2016 totaled $14.1 million as compared to $3.4 million for the same period in 2015. As a percentage of net sales, general and administrative expenses were 7.1% for the three months ended September 30, 2016, up from 2.1% in the same period in 2015.  The increase was primarily driven by share-based compensation of $6.9 million recorded in the 2016 period (none was recorded in 2015) as well as additional costs incurred to enhance our corporate support functions to support our growth and public company governance.

Net income for the three months ended September 30, 2016 was $2.8 million, as compared to a net loss of $2.1 million in the same period in 2015.

Net income attributable to common shareholders was $2.2 million during the three months ended September 30, 2016, compared to a net loss attributable to common shareholders of $4.5 million in the same period in 2015. This was primarily due to the increase in net income discussed above. Diluted earnings per share was $0.08 for the three months ended September 30, 2016, compared to a loss of $1.06 for the three months ended September 30, 2015.

EBITDA for three months ended September 30, 2016 increased to $11.3 million, compared to $6.3 million during the same period in 2015. The EBITDA margin improved to 5.7% compared to 3.9% in the 2015 period.

Adjusted EBITDA for three months ended September 30, 2016 increased to $19.6 million compared to $7.6 million during the same period a year ago. The Adjusted EBITDA margin improved to 9.9%, compared to 4.7% during the same period a year ago.

Capital expenditures decreased slightly to $4.7 million for three months ended September 30, 2016 from $4.9 million during the same period a year ago. Capex is primarily related to new facilities or facility expansions and related machinery and equipment.

Net debt for the three months ended September 30, 2016 decreased to $7.1 million from $90.7 million as of December 31, 2015. The reduction was primarily a result of the completion of our IPO during the quarter and the repayment of certain debt with cash flows from operations offset by an increase in financing related to our new facilities in Mexico and Turkey.

2016 Outlook

For 2016, the Company expects:

      ·        Total billings between $750 to $760 million (1)
      ·        Sets delivered of between 2,147 to 2,162
      ·        Estimated megawatts of sets delivered to be between 4,915 to 4,955
      ·        Dedicated manufacturing lines under long-term contracts at year end of between 44 and 46, up from our previous guidance of 38 to 46.
      ·        Manufacturing lines installed of between 33 and 36
      ·        No manufacturing lines in transition
      ·        Manufacturing lines in startup to be between 3 and 6
      ·        Capital expenditures to be between $50.0 million and $55.0 million
      ·        Effective tax rate to be between 25% and 30%
      ·        Depreciation and amortization of between $14.0 million and $15.0 million
      ·        Interest expense of between $15.0 million and $16.0 million
      ·        Income tax expense of between $5.5 million and $6.5 million
      ·        Share-based compensation of between $9.5 million and $10.5 million

      (1)     We have not reconciled our expected total billings to expected net sales as calculated under GAAP because we have not yet finalized calculations necessary to provide the reconciliation, including the expected change in deferred revenue, and as such the reconciliation is not possible without unreasonable efforts.

Conference Call and Webcast Information TPI Composites will host an investor conference call today at 5:00pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-877-407-3982, or for international callers, 1-201-493-6780.  A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13648582. The replay will be available until November 16, 2016.  Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.tpicomposites.com.  The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.
TPI Composites, Inc. is the largest U.S.-based independent manufacturer of composite wind blades for the wind energy market. TPI delivers high-quality, cost-effective composite solutions through long term relationships with leading wind turbine manufacturers. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., Mexico, China and Turkey.

Forward-Looking Statements
This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; competition; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures.  These forward-looking statements are often characterized by the use of words such as "estimate," "expect," "anticipate," "project," "plan," "intend," "seek," "believe," "forecast," "foresee," "likely," "may," "should," "goal," "target," "might," "will," "could," "predict," "continue" and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in "Risk Factors," in our Registration Statement on Form S-1 and other reports that we will file with the SEC.

Non-GAAP Definitions

This press release includes unaudited non-GAAP financial measures, including total billings, EBITDA, adjusted EBITDA, net debt and free cash flow. We define total billings as total amounts billed from products and services that we are entitled to payment and have billed under the terms of our long-term supply agreements or other contractual arrangements. We define EBITDA as net income plus interest expense (including losses on extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense plus or minus any gains or losses from foreign currency transactions. We define net debt as the total principal amount of debt outstanding less unrestricted cash and equivalents. We define free cash flow as net cash flow generated from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See below for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands, except per share amounts)	2016	2015	2016	2015

Net sales	$198,938	$161,578	$569,303	$406,906
Cost of sales	171,648	150,732	499,896	370,824
Startup and transition costs	5,088	3,011	11,449	15,546
Total cost of goods sold	176,736	153,743	511,345	386,370
Gross profit	22,202	7,835	57,958	20,536
General and administrative expenses	14,065	3,423	24,154	9,530
Income from operations	8,137	4,412	33,804	11,006
Other income (expense):
Interest income	27	11	76	149
Interest expense	(4,663)	(3,620)	(12,709)	(10,894)
Realized loss on foreign currency remeasurement	(243)	(1,351)	(700)	(1,621)
Miscellaneous income (expense)	(152)	31	192	300
Total other expense	(5,031)	(4,929)	(13,141)	(12,066)
Income (loss) before income taxes	3,106	(517)	20,663	(1,060)
Income tax provision	(309)	(1,630)	(4,565)	(2,734)
Net income (loss)	2,797	(2,147)	16,098	(3,794)
Net income attributable to preferred shareholders	596	2,355	5,471	7,067
Net income (loss) attributable to common shareholders	$2,201	$(4,502)	$10,627	$(10,861)

Weighted-average common shares outstanding:
Basic	27,284	4,238	12,042	4,238
Diluted	27,375	4,238	12,133	4,238
Basic income (loss) per common share	$0.08	$(1.06)	$0.88	$(2.56)
Diluted income (loss) per common share	$0.08	$(1.06)	$0.88	$(2.56)

Non-GAAP Measures:
Total billings	$196,095	$153,145	$566,779	$409,837
EBITDA	$11,272	$6,253	$42,999	$18,156
Adjusted EBITDA	$19,632	$7,604	$51,816	$19,777

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)	September 30, 2016	December 31, 2015
	(Unaudited)
Current assets:
Cash and cash equivalents	$106,802	$45,917
Restricted cash	2,409	1,760
Accounts receivable	100,150	72,913
Inventories	58,824	50,841
Inventories held for customer orders	48,203	49,594
Prepaid expenses and other current assets	26,415	31,337
Total current assets	342,803	252,362
Noncurrent assets:
Property, plant, and equipment, net	78,635	67,732
Other noncurrent assets	17,655	9,826
Total assets	$439,093	$329,920

Current liabilities:
Accounts payable and accrued expenses	$107,319	$101,108
Accrued warranty	31,057	13,596
Deferred revenue	61,949	65,520
Customer deposits and customer advances	13,775	8,905
Current maturities of long-term debt	27,171	52,065
Total current liabilities	241,271	241,194
Noncurrent liabilities:
Long-term debt, net of debt issuance costs, discount
and current maturities	83,751	77,281
Other noncurrent liabilities	4,287	3,812
Total liabilities	329,309	322,287
Preferred shares and warrants	-	198,830
Shareholders' equity (deficit)	109,784	(191,197)
Total liabilities and shareholders' equity (deficit)	$439,093	$329,920

Non-GAAP Measure:
Net debt	$7,067	$90,667

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2016	2015	2016	2015

Net cash provided by operating activities	$17,801	$3,442	$27,976	$3,510
Net cash used in investing activities	(4,673)	(4,851)	(18,917)	(25,161)
Net cash provided by (used in) financing activities	63,012	(3,769)	52,371	(14,721)
Impact of foreign exchange rates on cash and cash
equivalents	(395)	(190)	(545)	(263)
Cash and cash equivalents, beginning of period	31,057	12,325	45,917	43,592
Cash and cash equivalents, end of period	$106,802	$6,957	$106,802	$6,957

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

Total billings is reconciled as follows:	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2016	2015	2016	2015
Net sales	$198,938	$161,578	$569,303	$406,906
Change in deferred revenue:
Blade-related deferred revenue at beginning of period (1)	(65,656)	(68,226)	(65,520)	(59,476)
Blade-related deferred revenue at end of period (1)	61,949	56,089	61,949	56,089
Foreign exchange impact (2)	864	3,704	1,047	6,318
Change in deferred revenue	(2,843)	(8,433)	(2,524)	2,931
Total billings	$196,095	$153,145	$566,779	$409,837

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2016	2015	2016	2015

Net income (loss)	$2,797	$(2,147)	$16,098	$(3,794)
Adjustments:
Depreciation and amortization	3,530	3,161	9,703	8,471
Interest expense (net of interest income)	4,636	3,609	12,633	10,745
Income tax provision	309	1,630	4,565	2,734
EBITDA	11,272	6,253	42,999	18,156
Share-based compensation expense	8,117	-	8,117	-
Realized loss on foreign currency remeasurement	243	1,351	700	1,621
Adjusted EBITDA	$19,632	$7,604	$51,816	$19,777

Free cash flow is reconciled as follows:	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2016	2015	2016	2015
Net cash provided by operating activities	$17,801	$3,442	$27,976	$3,510
Capital expenditures	(4,673)	(4,851)	(18,917)	(25,161)
Free cash flow	$13,128	$(1,409)	$9,059	$(21,651)

Net debt is reconciled as follows:
	September 30,	December 31,
($ in thousands)	2016	2015
Total debt, net of debt issuance costs and discount	$110,922	$129,346
Add debt issuance costs	2,947	4,220
Add discount on debt	-	3,018
Less cash and cash equivalents	(106,802)	(45,917)
Net debt	$7,067	$90,667

(1) Total billings is reconciled using the blade-related deferred revenue amounts at the beginning and the end of the period as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2016	2015	2016	2015
Blade-related deferred revenue at beginning of period	$65,656	$68,226	$65,520	$59,476
Non-blade related deferred revenue at beginning of period	-	-	-	-
Total current and noncurrent deferred revenue at beginning of period	$65,656	$68,226	$65,520	$59,476

Blade-related deferred revenue at end of period	$61,949	$56,089	$61,949	$56,089
Non-blade related deferred revenue at end of period	-	-	-	-
Total current and noncurrent deferred revenue at end of period	$61,949	$56,089	$61,949	$56,089

(2) Represents the effect of the difference in the exchange rate used by our various foreign subsidiaries on the invoice date versus the exchange rate used at the period-end balance sheet date.

Investor Relations
480-315-8742
investors@TPIComposites.com